Exhibit 99.1

XPO Names J. Wes Frye to Board of Directors

GREENWICH, Conn. — March 9, 2023 — XPO (NYSE: XPO), a leading provider of less-than-truckload (LTL) freight transportation in North America, today announced that J. Wes Frye has joined the company’s board of directors, effective immediately. His appointment expands the composition of the board to nine members, of which seven are independent directors.

Brad Jacobs, executive chairman of XPO, said, “Wes Frye’s name is synonymous with LTL operational excellence. He brings a rare mix of industry expertise and financial acumen that will be a powerful asset to both our board and our company.”

Frye served as a 30-year executive with Old Dominion Freight Line, Inc. (ODFL), including 18 years as chief financial officer, until his retirement in 2015. He was instrumental in creating ODFL’s customer-centric culture, and executed numerous initiatives that led to approximately $3 billion of revenue growth. Additionally, he built ODFL’s finance organization, established the company’s incentive compensation structure and introduced software applications for business intelligence, forecasting, pricing and KPI management.

Frye was ranked Best CFO in Transportation in Institutional Investor's 2011 All-America Executive Team awards. He holds an MBA degree in finance from the University of North Carolina at Charlotte, and a bachelor’s degree in business administration from Appalachian State University.

About XPO

XPO (NYSE: XPO) is one of the largest providers of asset-based less-than-truckload (LTL) transportation in North America, with proprietary technology that moves goods efficiently through its network. Together with its business in Europe, XPO serves approximately 48,000 customers with 554 locations and 38,000 employees. The company is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Investor Contact

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Media Contact

Karina Frayter

+1-203-484-8303

karina.frayter@xpo.com